Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Signs Agreement to Acquire
Residence Inn New Rochelle in Westchester County, N.Y.
     PALM BEACH, Fla., August 6, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that it has signed a contract to acquire the Residence Inn by Marriott® — New Rochelle, N.Y. in an all-cash transaction for $21 million, or approximately $169,000 per key. The hotel represents the 12th property either acquired or under contract to purchase by Chatham since its April 21, 2010 initial public offering.
     “Westchester County is a premier location, home to many of New York City’s most desirable suburban communities, with some of the region’s most attractive demand generators and highest barriers to new competition,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “The hotel is just 30 minutes from the heart of New York City, with easy access from all major highways, subways, bus-lines and Amtrak. The greater New Rochelle area has a very limited range of select-service, full-service or extended-stay hotels, and this property has enjoyed substantial market share premiums since it opened. The hotel is surrounded by a large number of major businesses and is proximate to prestigious country clubs and banquet halls bordering the Long Island Sound, thereby appealing to both business and leisure travelers.
     “We continue our disciplined approach to acquisitions, focused on upscale extended-stay hotels and premium-branded select-service properties, either as multi-property portfolios or individual hotels, located in major markets with high barriers to entry near strong demand generators,” Fisher said. “Our network of local contacts and relationships has produced a very robust pipeline of transactions.”
     Located at 35 LeCount Place in New Rochelle, NY, the 10-story upscale extended-stay Residence Inn by Marriott® hotel features 124 suites, complimentary high speed Internet access and fully equipped kitchens. The hotel offers an on-site fitness center, swimming pool and structured parking.
     Following completion of the acquisition, the 10-year-old hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher. Completion of the acquisition is subject to satisfactory completion of due diligence and other customary closing conditions.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns eight hotels with an aggregate of 1,057 rooms/suites, and has a total of four additional hotels under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.